AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 2023
1933 Act No. 333-275846

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Pre-Effective Amendment No. [1]
Post-Effective Amendment No. []
(Check appropriate box or boxes)

ALLSPRING FUNDS TRUST
(Exact Name of Registrant as Specified in Charter)

1415 Vantage Park Drive, 3rd Floor, Charlotte, NC 28203
(Address of Principal Executive Offices)
(800) 222-8222
(Registrant’s Telephone Number)

Matthew Prasse
Allspring Funds Management, LLC
1415 Vantage Park Drive, 3rd Floor
Charlotte, NC 28203
(Name and Address of Agent for Service)

With a copy to:

Jason F. Monfort
Goodwin Procter LLP
1900 N Street, N.W.
Washington, D.C. 20036

No filing fee is required under the Securities Act of 1933 because an indefinite number of shares of beneficial interest in the Registrant has previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

Explanatory Note: The sole purpose of this filing is to delay the effectiveness of the Allspring Funds Trust’s (the “Trust”) Registration Statement on Form N-14, filed on December 1, 2023 pursuant to Rule 488 under the Securities Act and incorporated by reference herein (accession no. 0001081400-23-000775). The registration statement’s effective date is delayed until the Trust shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston and State of Massachusetts on the 29th day of December, 2023.

ALLSPRING FUNDS TRUST

By: /s/ Maureen E. Towle

Maureen E. Towle
Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form N-14 has been signed below by the following persons in the capacities and on the date indicated:

/s/ David F. Larcker David F. Larcker* Trustee	/s/ Olivia S. Mitchell Olivia S. Mitchell* Trustee	/s/ Timothy J. Penny Timothy J. Penny* Trustee
/s/ Jane A. Freeman Jane A. Freeman* Trustee	/s/ William R. Ebsworth William R. Ebsworth* Trustee	/s/ Pamela Wheelock Pamela Wheelock* Trustee
/s/ James G. Polisson James G. Polisson* Trustee	/s/ Isaiah Harris, Jr. Isaiah Harris, Jr.* Trustee
/s/ Andrew Owen Andrew Owen* President (Principal Executive Officer)	/s/ Jeremy M. DePalma Jeremy M. DePalma* Treasurer (Principal Financial Officer)

*By: /s/ Maureen E. Towle

Maureen E. Towle
As Attorney-In-Fact
December 29, 2023

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